LASER VIDEO NETWORK, INC.
                                645 Fifth Avenue
                                    East Wing
                            New York, New York 10022



                                        August 5, 1996

Mr. Thom Kidrin
Laser Video Network, Inc.
Townhouse #15
Union Wharf
Boston, Mass 02109

Dear Thom:

         This letter will set forth the agreement between you and Laser Video Network, Inc. (the "Company") with respect to the termination of your employment as an officer and the termination of your position as a director of the Company, and related matters.

         1. Effective June 30, 1996, you have resigned as an officer and director of the Company, as evidenced by your signature on the attached letter of resignation.

         2. In consideration of your past services and your other agreements contained herein, the Company will pay you severance pay in the aggregate amount of $150,000. $30,000 of this amount will be paid contemporaneously with your execution of this letter and the balance of $120,000 will be paid in twelve (12) equal monthly installments, commencing August 1, 1996 and ending July 1, 1997. Payments to be made to you pursuant hereto shall be net of all required federal and state withholdings.

         3. You shall be entitled to keep your present office space for a period of six (6) months from July 1, 1996. The Company will also afford you secretary service for a period of three (3) months from July 1, 1996.

         4. The Company shall continue to provide you with health insurance coverage under its group health insurance plan and will continue to provide life insurance on your life, in amounts presently carried, for the benefit of a beneficiary designated by you until June 30, 1997.

Mr. Thom Kidrin
Laser Video Network, Inc.
August 5, 1996
Page 2





         5.       You hereby covenant and agree that:

                  a) you will not, for a period of two (2) years following the date of this letter, persuade or attempt to persuade any employee of the Company (other than the employee of the Company who is currently your secretary) to terminate his/her employment;

                  b) you will not, for a period of two (2) years following the date of this letter, either directly or indirectly, employ any person within six (6) months after the termination of such person's employment by the Company, or any subsidiary of the Company, or become or remain employed or associated with any other person or entity which does so;

                  c) other than your personal effects, you will not remove any documents, files or other papers (written or in machine readable form) from the premises of the
                           Company  and  you  will  promptly  turn  over  to the
                           Company any documents, files or other papers or records of the Company or relating to its business, or any notices, correspondence or other communications which are directly or indirectly addressed or directed to the Company, which you may at any time hereafter receive or discover to be in your possession;

                  d) you will not, for a period of two (2) years following the date of this Agreement, engage in any business competitive with the business presently conducted by the Company -- i.e., the College Television Network which develops television programming for the college market, nor will you accept employment with any employer which is so engaged, or which proposed to use your services to be so engage; and

                  e) you will not disclose to others, or use any of the Company's secret or confidential information, knowledge, know-how or data (oral, written, or in machine-readable form), which you may have obtained during the course of or in connection with your employment by the Company,

Mr. Thom Kidrin
Laser Video Network, Inc.
August 5, 1996
Page 3

                           whether or not developed by you, by others in the Company or obtained by the Company from third parties, and irrespective of whether or not such information, knowledge, know-how or data has been identified by the company as secret or confidential, unless and until, and then to the extent and only to the extent that, such information, knowledge, know-how or data becomes publicly available otherwise than by your wrongful act or omission.

         6. You have executed and delivered to us a proxy in which you have voted in favor of matters presented to stockholders of the company at the special meeting of stockholders of the Company held on July 30, 1996. You hereby agree not to revoke or change such proxy.

         7. In the event you acquire any additional shares of common stock between the date of this letter and the date of the Special
                  Meeting of Stockholders, you agree to submit to the Company your affirmative proxy in favor of the matters to be considered at such meeting, with respect to such additional shares.

         8. Both you and the Company agree to refrain from making any derogatory statements about one another (including any derogatory statements concerning the Company's officers, directors or other personnel) at any time hereafter.

         9. It is understood and agreed that the Company's obligation to continue making payments to you pursuant to Section 2 of this letter and the Company's obligation to provide the benefits to you pursuant to Sections 3 and 4 are conditioned upon your faithful observance of the agreements made by you herein.

         10. The Company has agreed that you may keep, without charge, the lap-top computer presently in your possession, provided that all files relating to the Company contained on the hard disk drive of the lap-top are copied to a computer disk to be delivered to the Company within three (3) days of the date hereof and such files

Mr. Thom Kidrin
Laser Video Network, Inc.
August 5, 1996
Page 4


                  are deleted from such lap-top computer. In addition, the Company relieves you of the obligation to reimburse the company for up to $1,200 in telephone and miscellaneous expenses of a personal nature you have incurred to date. The Company will also pay a bill in the amount of approximately $3,000 to the firm of Amster, Rothstein & Engelberg for services rendered by that firm in connection with an audio mouse device.

         11. You shall not, from and after the date hereof, incur any expenses for the account of the company nor hold yourself out in any way as authorized to act for the Company or make commitments on its behalf.

         Kindly sign in the space provided below to signify your agreement to the matters set forth above.

                                                     Very truly yours,

                                                     LASER VIDEO NETWORK, INC.



                                                    By:/s/ Peter L. Kauff
                                                       ------------------------
                                                       Peter L. Kauff, Chairman

AGREED:


/s/ Thom Kidrin
- --------------------
Thom Kidrin